Exhibit 99.2

Description of Certain Legal and Administrative Proceedings

    Brazilian Tax Claims. In October 2004 the Brazilian tax authorities issued two tax infraction notices against IMPSAT Brazil for the collection of the Import Duty and the Tax on Manufactured Products, plus fines and interests. The notice informed IMPSAT Brazil that the taxes were levied because a specific document (Declaração de Necessidade - “Statement of Necessity”) was not provided by IMPSAT Brazil at the time of importation, in breach of MERCOSUR rules. The total amount of the tax assessment was approximately $3.4 million at September 30, 2006. Oppositions were filed on behalf of IMPSAT Brazil arguing that the Argentine exporter (Corning Cable Systems Argentina S.A.) complied with the MERCOSUR rules and a favorable first instance decision was granted. However, due to the amount involved, the case was remitted to the official compulsory review by the Federal Taxpayers Council. The administrative final decision is still pending.

In addition, in December 2004, the tax authorities of the State of São Paulo, in Brazil, issued an infraction notice for collection of Tax on Distribution of Goods and Services (“ICMS”) supposedly due on the lease of movable properties by comparing such activity to communications services, on which the ICMS state tax is actually levied. The total amount of this tax assessment was approximately $4.0 million at September 30, 2006, including interest and fine. A defense was filed on behalf of IMPSAT Brazil, arguing that the lease of assets could not be treated as a communication service subject to ICMS. The defense was rejected in the first administrative level, and an appeal to State Administrative Court was then filed, which is pending judgment. We believe there are good grounds to have the tax assessment cancelled. However, if the tax assessment is not cancelled in the administrative level for any reason, judicial measures may be adopted to remove such tax assessment.

    In late December 2006, the tax authorities of the Municipality of Quilmes in Argentina sent us a notice of provisional tax assessment with respect to the installation and inspection of antennas for the years 2001 through 2006 in the amount of approximately $12.5 million, plus defaulted interest.  We believe, based on our analysis and the advice of our legal counsel, that either no tax is owed or the amount of such tax is significantly less than the amount asserted in the notice.  We intend to vigorously defend against this provisional tax assessment.